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                                                                       EXHIBIT 3


                           TOYMAX INTERNATIONAL, INC.
                             125 EAST BETHPAGE ROAD
                               NEW YORK, NY 11803



                                                March 11, 2002


JAKKS Pacific, Inc.
22619 Pacific Coast Highway
Malibu, CA  90265


            Re:   Stock Purchase Agreement


Ladies and Gentlemen:

            Reference is made to the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of February 10, 2002, by and among JAKKS Pacific, Inc., a Delaware corporation ("JAKKS"), Toymax International, Inc., a Delaware corporation (the "Company") and the shareholders of the Company listed on
Schedule I thereto (the "Shareholders"). All capitalized terms that are used but not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

            This letter shall confirm the understanding and agreement of the parties to the Stock Purchase Agreement with respect to the following matters:

      1. JAKKS hereby waives the requirements of Section 5.15 of the Stock Purchase Agreement and the Company shall not be required to deliver or cause to be delivered to JAKKS a Lien Report or Reports on or prior to the Closing Date or at any time thereafter, notwithstanding anything to the contrary contained in the Stock Purchase Agreement.

      2. Notwithstanding the provisions of Sections 5.10 and 7.2(c) of the Stock Purchase Agreement: (A) each of David Ki Kwan Chu, Steven A. Lebensfeld and Harvey Goldberg shall resign as directors of the Company, effective upon Closing; and (B) the remaining directors shall elect two of the then-existing members of JAKKS' board of directors (or their designees) to fill such vacancies.

      3.    Effective upon compliance with the applicable requirements of
Section 14(f) of the Exchange Act: (A) the Shareholders shall deliver at Closing the resignations of two additional members of the Company's board of directors (other than any JAKKS directors elected in accordance with the preceding paragraph); (B) the number of directors constituting the entire board of directors of the Company shall be increased to eight (8); and (C) the board of
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directors shall elect the remaining four members of JAKKS' then-existing board of directors (or their designees) who have not been elected to serve as directors of the Company to serve as the remaining four directors of the Company.

      Except as amended hereby, all of the terms and provisions of the Stock Purchase Agreement shall remain unchanged and continue in full force and effect. If the foregoing correctly sets forth our agreement and understanding, please so indicate by signing and dating this letter in the space provided below.

                                          Sincerely,

                                          /s/ Steven A. Lebensfeld

                                          Steven A. Lebensfeld
                                          Chief Executive Officer


Accepted and Agreed to
as of the date set forth above,

BEST PHASE LIMITED                              JAKKS PACIFIC, INC.


By:   /s/ DAVID KI KWAN CHU               By:   /s/ JOEL M. BENNETT
    --------------------------                --------------------------
    David Ki Kwan Chu                         Name:  Joel M. Bennett
    Title:  President                         Title: Executive Vice President


HARGO (BARBADOS) LIMITED                  /s/ STEVEN A. LEBENSFELD
                                          ------------------------------
                                          Steven A. Lebensfeld
By:   /s/ GREGORY HINKSON
    --------------------------
    Name:  Gregory Hinkson                /s/ HARVEY GOLDBERG
    Title: Director                       ------------------------------
                                          Harvey Goldberg

By: CIBC BANK AND TRUST COMPANY (CAYMAN) LIMITED
    Secretary


    By:  /s/ NEAL GRIFFITH
        -----------------------
        Neal Griffith
        Authorized Signatory


    By:  /s/ SHERENE BLACKETT
        -----------------------
        Sherene Blackett
        Authorized Signatory